EXHIBIT 2.3

SECURED PROMISSORY NOTE

$250,000.00                                          Orange, California                                         April 30, 2015

The undersigned, Energizer Tennis, Inc., a Nevada corporation, whose address is   333  City Blvd. West, 17th Floor, Orange, CA 92868 (“Maker”), for value received, promises to pay to the order of  Warwick Overseas, LLC, a Nevis Limited Liability Company, (“Payee”), in lawful money of the United States of America, the principal sum of Two Hundred Fifty Thousand dollars ($250,000.00).  All principal and any interest hereunder shall be payable at 8 Neal Pen Road, Belize City, Belize, or such other place that Payee may hereafter designate in writing.

This promissory note (the “Note”) shall bear interest the rate of Five percent (5%) per annum, with the principal amount of One Hundred Twenty-five Thousand dollars ($125,000.00) and all accrued interest due and payable on April 30, 2016.  All remaining principal and accrued interest shall be due and payable on April 30, 2017.

Each of the following events shall be herein referred to as an "Event of Default":  (i) the failure of Maker to make payment of any of the principal or interest hereunder when due; (ii) any default by Maker of any of its obligations under the Security Agreement (hereinafter defined), or any other instrument or agreement that secures the repayment of this Note; (iii) the filing of a petition in bankruptcy by or relating to Maker; or (iv) the assignment of assets for the benefit of creditors of Maker  It is especially agreed that upon the occurrence of an Event of Default and the failure of the Maker to cure such default after being given Five (5) days written notice of such default by Payee to Maker at the address set forth hereinabove, Payee or any other holder hereof at any time thereafter may, at its option, (a) declare the entire unpaid principal of this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, and (b) take any and all other actions available to Payee or any holder under this Note at law, in equity or otherwise.  The failure of the holder hereof to exercise any of the foregoing options shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent default.

It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time during the term of this Note.  Accordingly, if any transaction or transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Note, it is agreed as follows:  (i) the provisions of this paragraph shall govern and control; (ii) the aggregate of all interest under applicable laws that is contracted for, charged or received under this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be promptly credited to Maker by Payee (or, if such consideration shall have been paid in full, such excess shall be promptly refunded to Maker by Payee); (iii) neither Maker nor any other person or entity now or hereafter liable in connection with this Note shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum interest permitted by the applicable usury laws; and (iv) the effective rate of interest shall be ipso facto reduced to the maximum lawful interest rate.

Maker shall have the privilege to prepay this Note at any time, and from time to time, in whole or in part, without penalty or fee.

Maker and any other co-makers, endorsers, guarantors and sureties severally (i) waive notice (including, but not limited to, notice of protest, notice of dishonor and notice of intent to accelerate or notice of acceleration), , presentment of payment, protest, (ii) consent that the time of payment hereof may be extended without notice to them or any of them, and (iii) consent to any extensions or postponements of time of payment of this Note or any other indulgences with respect hereto without notice thereof to any of them.

Maker and Payee hereby agree that this Note is performable in the City of Orange, Orange County, California.

This Note is secured by a Security Agreement (the “Security Agreement”), executed or to be executed by Maker, as debtor, and Payee, as secured party, covering the Collateral described in Paragraph 1 of the Security Agreement.

MAKER:

Energizer Tennis, Inc.

a Nevada corporation

By:  /s/ Robert Thompson

Name:  Robert Thompson, President

AGREED AND ACCEPTED

on this 30th day of April, 2015.

Warwick Overseas, LLC

By: /s/ Lilia Senticum

       Lilia Senticum, President